Exhibit 10.6

Lease Agreement

Chapter I Parties and Base of the Agreement

1.	This Lease Agreement (hereinafter referred to as the “Agreement”) is made and entered into this 15th day of September, 2009, at BDA by and between the Parties below:

Beijing Economic-Technological investment & Development Corporation, a company organized and existing tinder the law of the People’s Republic of China (hereinafter refers to PRC) with its registered legal address at F/14 Bo Da Building, No. 15 Ronghua Zhong Road, BDA 100176 (hereinafter referred to as the “Lessor”); and

NXP Semiconductors (Beijing) Ltd, a, company organized and existing under the law of the People’s Republic of China (hereinafter refers to PRC) with its registered legal address at No. 1 Jiuxianqiao East Road, Chaoyang District, Beijing 100016 (hereinafter referred to as the “Tenant”).

The Lessor and the Tenant may hereinafter be referred to the “Parties” collectively, or may be referred to a “Party” individually in the Agreement.

2.	The Parties signed the “Build to Suit and Pre-Lease Agreement” on December 19, 2008 concerning the construction and lease of the new plant of NXP Semiconductors (Beijing) Ltd. The “Build to Suit and Pre-Lease Agreement” provided that the Parties shall sign a lease agreement concerning the rental and leasing of the leased facilities. The Agreement is entered into by the Lessor and the Tenant through friendly consultations in accordance with the provisions of PRC laws and “Build to Suit and Pre-Lease Agreement”. The Parties agree that the Agreement shall be binding upon the Parties from the date of the Agreement coming into force. The Agreement shall come into force on the Transfer Date after seal of the Parties and signature of the respective legal representative of the Parties or his duly authorized agent.

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Chapter II Definitions and Interpretation

3. The following words have the following meanings:

3.1	“NXP Semiconductors (Beijing) Ltd New Plant”		shall mean a general term for buildings, equipment, facilities, roads, venues, and other appurtenances and the land that the Lessor has invested and established at the No. 20 Tong Ji Nan Lu of BDA according to the provisions of the “Build to Suit and Pre-Lease Agreement”, which will be leased to the Tenant, including the production plant and ancillary supporting office premises for production of mobile phone speakers and receivers. Their specific situation of project establishment see “Reply on the Project Proposal (Feasibility Study Report) of Beijing Economic-Technological Investment & Development Corporation’s NXP Semiconductors (Beijing) Ltd New Plant” issued by BDA Management Committee on June 23, 2008.

3.2	“Government Agencies”	:	shall mean all relevant government departments or statutory bodies.

3.3	“Authorized Persons”	:	shall mean the employees, agents, contractors of the Parties and other persons authorized by the Parties.

3.4	“BDA”	:	shall mean Beijing Economic-Technological Development Area of China.

3.5	“Due Date for Payment”	:	shall mean the date that the rent, property management fees and other accounts under the Agreement are due and payable.

3.6	“ Environmental Laws”	:	shall mean all laws, regulations, legal rules, rules, doctrines, regulations or provisions that will be implemented in China in the present or future, concerning the pollution, environmental protection, protection of human health and animal and plant health.

3.7	“Circumstances Permits”	:	shall mean the permission, license, consent, approval or other authorization and registration granted to any notice, report or

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assessment that the Tenant is required to declare, in accordance with the Environmental Laws concerning the Tenant’s operation development and production business.

3.8	“Rental Facilities”	:	shall mean the production plant and office premises on the construction land that are customized in accordance with User’s Requirement and Technical Specification, including but not limited to buildings and electrical and mechanical facilities.

3.9	“Transfer Date”		shall mean the date when the Lessor has completed the transfer of Rental Facilities to the Tenant in accordance with the provisions of Article 7 of the Agreement. The Transfer Date shall be the same date to the Lease Commencement Date

3.10	“Lease Commencement Date”		shall mean the date when the legal lease relationship between the Lessor and the Tenant comes into force. The Lease Commencement Date shall be the same date to the Transfer Date.

3.11	“Rent Start Date”		shall mean the start date when the rent between the Lessor and the Tenant shall be calculated and the Tenant shall pay rent to the Lessor, that is 1 January, 2010, except that the Rent Start Date shall be determined otherwise according to “Build to Suit and Pre-Lease Agreement” section 10.3.2.

3.12	“Decoration Deposit”	:	shall mean the deposit that the Tenant shall pay Beijing Boda Jingkai Property Management Limited Company in cash equating to the amount determined the actually-measured total Floor Area of the office building in accordance with the criteria of RMB 10 Yuan / sq m during the given period before the start of decoration works of the office building.

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3.13	“Floor Area”	:	shall mean the Floor Area of Rental Facilities as defined in Article 5 of the Agreement.

3.14	“Building Land”		shall mean the land for the construction of Rental Facilities as specified in Annex I, that is the land of the first phase project of NXP Semiconductors (Beijing) Ltd New Plant, specifically see Article 5 of the Agreement.

3.15	“Project”		shall mean the first phase project of NXP Semiconductors (Beijing) Ltd New Plant, including the production plant and ancillary supporting office premises for production of mobile phone speakers and receivers.

3.16	“Land Area”	:	shall mean the area of the Building Land, specifically see Article 5 of the Agreement.

3.17	“Laws”	:	shall mean all laws, regulations, legal rules, rules and orders and so forth that will be implemented in China in the present or future.

3.18	“Rental Period”	:	shall mean the Rental Period as defined in Article 9 of the Agreement.

3.19	“Mechanical and Electrical Equipment”	:	shall mean the electrical and mechanical services equipment listed in the User’s Requirement and Technical Specification.

3.20	“Payment Period”	:	shall mean the time when the Tenant shall pay the rent during the Rental Period in accordance with Article 11 of the Agreement. With the exception of the special circumstances that may arise for the payment of the first phase rent pursuant to Article 11, each Payment Period for the rest of rent shall be three months.

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3.21	“Ancillary Facilities”		shall mean the venues and all ancillary buildings within the scope of the Building Land that shall exclude the Rental Facilities, including walls, roads, car parks, greening, street lamp and door in the factory area.

3.22	“Buildings and Venues”	:	shall mean a general term for the Rental Facilities, Ancillary Facilities and Building Land located within the area of No. 20 Tong Ji Nan Lu of BDA (address of the block see land use right certificate), specifically described in Article 5 of the Agreement.

3.23	China	:	shall mean the People’s Republic of China.

3.24	Renovation		shall mean the renovation, upgrading, alteration, increase and expansion carried out by the Lessor for the Buildings and Venues.

3.25	“RMB”	:	shall mean China’s statutory currency.

3.26	“Rent”	:	shall mean the rent that the Tenant shall pay to the Lessor in the Rental Period in accordance with the relevant provisions of Chapter II of the Agreement.

3.27	“Security Deposit”	:	shall mean the security deposit that the Tenant shall pay to the Lessor in accordance with Chapter III of the Agreement.

3.28	“Utility Provider”	:	shall mean the persons who provide public facilities for Buildings and Venues, including the providers of water, electricity, gas, heat and so on.

3.29	“Waste”	:	shall mean the wasted sludge, oil, chemicals, debris, pollutants, or other industrial waste and refuse.

3.30	“Business Day”	:	shall mean the working days determined according to Chinese Laws, that is every Monday until Friday that is not statutory holidays.

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3.31	“User’s Requirement and Technical Specification”	shall mean the design documents that the Lessor and the Tenant have commonly confirmed and duly signed, namely, “User’s Requirement and Technical Specification” that the Tenant and the Lessor signed on this day of , 2008.

3.32	“Loss”	shall mean the direct economic losses that have occurred; except as otherwise expressly agreed, the loss referred to in the Agreement do not contain the expected operating profit and indirect losses.

4. Unless otherwise provided in the Agreement:

4.1	The singular includes the plural, and vice versa;

4.2	The title, headings and marginal notes to the provisions of all sections are inserted for convenience of reference only, do not act as the interpretation of terms or phrases involved in.

Chapter III Rental and Rent Payment for Buildings and Venues

5. The specific description of Buildings and Venues is as follows:

5.1	The Rental Facilities on the Building Land are constructed in accordance with the technical specifications of “User’s Requirement and Technical Specification” and the requirements of “Build to Suit and Pre-Lease Agreement”. Their estimated Floor Area is approximately 24,843.91 square meters, and the estimated area of Building Land is approximately 20,000 square estimates; and

5.2	Any structures, buildings, adjunct, ancillary buildings, expansion and Lessor’s equipment and facilities on the Building Land and in the Rental Facilities.

5.3	The Floor Area of Rental Facilities and the area of Building Laud shall finally be determined by the final measured area identified by government departments. The Buildings and Venues are described in more detail in General Map of Annex I, and the markers and textual representation define the boundary line. If the difference between the measured Floor Area and the design area of Rental Facilities transferred by the Lessor is more than three percent (3%) of such design area, the Tenant has the right to terminate the Agreement.

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6. The Lessor shall lease the Buildings and Venues to the Tenant, in accordance with the terms and provisions of the Agreement. In view of this, the Tenant shall pay rent in accordance with the terms and provisions of the Agreement, as detailed in this chapter.

7. Transfer Date. Lease Commencement Date and Rent Start Date

7.1	Transfer Date means the date when the following two conditions are met, namely, the date when the Lessor has completed the transfer of Buildings and Venues to the Tenant.

7.1.1	The Project is accepted as qualified in accordance with provisions of Article 15 of the “Build to Suit and Pre-Lease Agreement”, and relevant government departments issues the Recording Form for the Final Checking and Acceptance of the Completion of the Construction Project of Rental Facilities and the proof that certification of real estate is being handled;

7.1.2	The Lessor deliveries the key of Rental Facilities to the Tenant (i.e. deliveries the Rental Facilities) and Ancillary Facilities (excluding greening of Building Land).

7.2	Transfer Date is also Lease Commencement Date. The Agreement shall come into force from the Lease Commencement Date. Upon the Agreement coming into force, the Tenant has the right to make reasonable use of Buildings and Venues, provided that the Tenant, as the user of Rental Facilities, has assumed all the obligations and responsibilities relating to use of Rental Facilities in accordance with the Agreement, “Build to Suit and Pre-Lease Agreement”, and laws and regulations.

7.3

After the transfer date, the start date, when the rent between the Lessor and the Tenant shall be calculated and the Tenant shall pay rent to the Lessor, shall be 1 January, 2010. Except that the Rent Start Date shall be determined otherwise according to “Build to Suit and Pre-Lease Agreement” section 10.3.2, the Tenant shall pay rent to the Lessor in accordance with the relevant provisions of the Agreement from January 1, 2010. The Lessor and the Tenant acknowledge that, from Lease Commencement Date to Rent Start Date, the Tenant may be exempt from house lease use fees of the rent but shall pay the property management fees to

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the Lessor. The property management fees shall be paid by Tenant to the property management company of NXP New Plant Park (i.e. Beijing Boda Jingkai Property Management Limited Company, hereinafter referred to as the “Property Management Company”) designated by the Lessor according to the relevant property management agreement in accordance with the criteria of 4 Yuan / per square meter per month from the Lease Commencement Date.

7.4	The Lessor and the Tenant agree and acknowledge that: after the Transfer Date, the Lessor shall complete the greening of Building Land in accordance with the requirements of “User’s Requirement and Technical Specification” before April 30, 2010 (including the present day).

8. After the Transfer Date, the Lessor shall deliver the following documents to the Tenant promptly (not more than three working days) from acquiring the originals of the following documents:

(1) Measurement Report for Floor Area of Rental Facilities (copy with official seal of the Lessor);

(2) Recording Form for the Final Checking and Acceptance of the Completion of the Construction Project of Rental Facilities (copy with official sea! of the Lessor);

(3) Proof that certification of real estate is being handled (original);

(4) Fire fighting Certification of Rental Facilities (copy with official seal of the Lessor);

(5) House Ownership Certificate of Rental Facilities (copy with official seal of the Lessor);

The Lessor shall ensure the authenticity and validity of the above-mentioned documents and certificates, and shall stamp copies of relevant documents on the straddle with official seals. The Tenant shall ensure that the above-mentioned documents and certificates are used only for lease matters hereunder and for proof of company registration, tax registration changes and commercial insurance of the Tenant.

9. Rental Period: the Rental Period shall be a period of 5 consecutive years from the effective date of the Agreement (that is, Lease Commencement Date). If the Tenant decides to throw partial lease or terminate the Agreement in the first five-year period, it shall not enjoy any rent concessions hereunder, and the Lessor is entitled to require the Tenant make up the rent in full pursuant to Section 13.3 of Article 13 hereof. The Tenant shall be responsible for compensation for all economic losses incurred by the Lessor. Upon the expiration of Rental Period of 5 consecutive years, the Tenant may enjoy continuous renewal option on many occasions, and each renewal period shall be 5 years, otherwise the Tenant does not enjoy the priority right to renew. The continuous renewal right of the Tenant shall not exercised in a discontinuous manner any other way that may infringe the rights and interests of the Lessor, otherwise the Lessor is entitled to decide by itself to refuse the renewal.

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10. Rent criteria in the Rental Period: rent includes only two parts of lease use fees and property management fees. The rent criteria for the first five-year period in the Rental Period is RMB 41/ square meter / month, including the standard of lease use fees (that is, RMB 37 / square meter / month) and the standard of property management fees (that is, RMB 4 / square meter / month). For the first 5 consecutive years of the lease term, the rent criteria of RMB 41/ square meter / month shall be not changed because of reasonable adjustments made by the Lessor and the Tenant by consensus during the design and construction. If the aforementioned rent criteria is adjusted in accordance with Article 13 “Rent Concessions” hereof, the rent to be paid by the Tenant shall be determined pursuant to the adjusted rent criteria.

11. Payment Period: the Tenant shall pay rent to the Lessor in advance quarterly. The Tenant shall pay the first-quarter rent in full within five Business Days prior to Rent Start Date herein (“Due Date for Payment”). If the date when the Tenant shall pay rent actually in accordance with Clause 10.3.2 of “Build to Suit and Pre-Lease Agreement” is postponed, the Tenant shall, within five Business Days prior to the date of actual rent payment (“Due Date for Payment”), pay in full the rent for the period from the date of actual rent payment until the start date of the next Payment Period. In addition, during the Payment Period, the Tenant shall pay the current-quarter rent prior to the fifth day of the first month (i.e. January, April, July and October) of each quarter of each year (“Due Date for Payment”). If the fifth day of such payment month is a national statutory holiday (including weekends), the deadline for the payment of rent shall be the first Business Day after such statutory holiday.

12. Rent Payment

12.1	The Parties agree that, for purpose of lease of Buildings and Venues hereunder, the Tenant shall pay the rent payable in RMB to the Lessor.

12.2	The Parties agree that, the rent shall be calculated and determined for each Payment Period from Rent Start Date based on the rent criteria provided in Article 10 hereof and the final accurate Floor Area of Rental Facilities confirmed by the relevant government departments.

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12.3	The Lessor and the Tenant acknowledge that: if the government departments have not yet confirmed the final measured Floor Area of Rental Facilities on or before the first Due Date for Payment, the Parties agree that, the rent hereunder shall be calculated pursuant to the measured area estimated by the third party measurement agency jointly confirmed by the Parties hereto. Once the government departments confirm the final measured Floor Area, the rent hereunder shall be determined in accordance with the results confirmed by such government departments. In the case of any rent adjustment resulting from the difference between the measurement results estimated by such third party agency and the final measured Floor Area confirmed by such government departments, such rent adjustment shall be made when the first calculation and payment of rent pursuant to the final measured Floor Area confirmed by such government departments, on the principle of refund for any overpayment or a supplemental payment for any deficiency and without interest.

1.2.4	The Lessor and the Tenant acknowledge that, from Lease Commencement Date to Rent Start Date, the Tenant may be exempt from house lease use fees of the rent but shall pay the property management fees to the Lessor. The property management fees shall be paid by Tenant to the Property Management Company according to the relevant property management agreement in accordance with the criteria of 4 Yuan / per square meter per month from the Lease Commencement Date.

12.5	The Tenant shall pay rent in accordance with each Payment Period, and the specific payment time (that is, “Due Date for Payment”) is detailed in Article 11 hereof.

12.6	The rent shall be paid on Due Date for Payment of each Payment Period. The house lease use fees of the rent shall be paid by the Tenant to the person authorized by the Lessor, and the property management fees of the rent shall be paid by the Tenant to the Property Management Company. The Lessor undertakes that the service standards provided by the Property Management Company during the Rental Period shall not be lower than the provision of Annex 8 of “Build to Suit and Pre-Lease Agreement”, and the Property Management Company shall not unilaterally raise the standard of property management fees.

12.7	The Lessor or the person authorized by the Lessor shall, upon receipt of house lease use fees paid by the Tenant, provide the legitimate invoices matching the amount of such fees. The Lessor shall urge the Property Management Company to provide the legitimate invoices matching the amount of property management fees upon receipt of such fees paid by the Tenant, except otherwise agreed by the Tenant and the Property Management Company.

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13. Rent Concessions

13.1	Upon the following conditions are met at the same time, the Tenant is entitled to enjoy rent concessions granted by the Lessor, namely:

13.1.1	The Tenant shall make its best efforts to make its business and tax registration for all its business in BDA (the relevant procedures of submitting reports for approval shall be applied for by the Tenant and the expenses incurred shall be assumed by the Tenant), within six months from the date when the Lessor provides the Tenant with relevant licenses necessary for business and tax registration (including the Recording Form for the Final Checking and Acceptance of the Completion of the Construction Project of Rental Facilities and the proof that certification of real estate is being handled). However, in the case of any delay for any cause beyond the control of the Tenant, the Lessor agrees to defer a period of three month. If the Tenant has not yet make its business and tax registration for all its business in BDA upon the expiration of such three month, the Tenant is not entitled to enjoy any preferential conditions (including rent concessions) hereunder and the rent criteria shall be determined and implemented in accordance with the relevant provisions of Section 13.3 of this Article.

13.1.2	During the validity term of the Tenant’s license (for details of copy of the approval certificate of foreign-invested enterprises of the Tenant, see Annex 7 to “Build to Suit and Pre-Lease Agreement”), the Tenant shall not split or transfer in any way all its investments to Beijing or any other place in China, and shall register all its investments in BDA. Otherwise the Tenant is not entitled to enjoy any preferential conditions (including rent concessions) hereunder, and shall make up the rent hereunder in full to the Lessor in accordance with the provisions of Section 13.3 of this Article.

13.2	If all the conditions referred to in Section 13.1 of this Article are met, the Lessor shall, from

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the date of completion of the Tenant’s tax registration for all its business in BDA, grant the Tenant the rent concession period for 2 years and 6 months with exemption from house lease use fees of the rent (the criteria of house lease use fees is 37 Yuan / square meter / month). Such exemption for 2 years and 6 months shall be implemented from the first Payment Period after the date of completion of the Tenant’s tax registration for all its business in BDA, and shall apply for ten Payment Periods, during which the Tenant shall pay in full the property management fees of the rent to the Property Management Company.

13.3	If the Tenant fails to meet any of the conditions referred to in Section 13,1 of this Article, it is not entitled to enjoy any rent concessions granted by the Lessor, and shall make up the rent hereunder in full to the Lessor in accordance with the following provisions: the Lessor is entitled to determine the rent criteria for Payment Periods pursuant to the average price of industrial plant rental market in BDA in the same period (hereinafter referred to as the “New Rent Criteria”). Such average price shall be assessed and determined by an independent third party evaluating agency jointly designated by the Parties. However, the Tenant shall not unreasonably refuse such designation in any form. The Tenant shall, within a reasonable time given by the Lessor, make up all rent concessions enjoyed by the Tenant from Rent Start Date, that is the difference between the total amount of rents calculated pursuant to New Rent Criteria and the total amount of rents actually paid by the Tenant from Rent Start Date.

14. Rent criteria for renewable period: during the renewal period, the rent is still the total of house lease use fees and property management fees. The floating up or down or remaining of rent criteria for renewal period shall make reference to the average price of industrial plant rental market in BDA in the same period (including house lease use fees and property management fees). The Lessor agrees that the adjustment range of rent criteria for renewable period shall not exceed ±5% of the rent criteria (including house lease use fees and property management fees) for the last Rental Period applicable to lease of Rental Facilities hereunder. The actually-implemented rent criteria shall be determined by the Parties through consultation. The terms and conditions of the renewal agreement shall be agreed in writing and be signed by the Parties separately.

If the aforementioned rent criteria is adjusted in accordance with Article 13 “Rent Concessions” hereof, the rent to be paid by the Tenant shall be determined pursuant to the adjusted rent criteria.

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Chapter IV Security Deposit

15. The Tenant shall pay the Lessor the Security Deposit amounting to a total of three million RMB Yuan by check or wire transfer within seven Business Days from the effective date of the Agreement. At any time, the Tenant hasn’t the right to deem the Security Deposit as the unpaid rent hereunder. If the Tenant does not perform its obligations hereunder, the Lessor is entitled to use the Security Deposit in accordance with the relevant provisions hereof.

16. During the entire Rental Period, the Security Deposit shall be kept and may not be used to offset the rent, damages for breach of contract and any other costs. Upon the expiry of Rental Period or termination hereof, the Lessor has the right to use the Security Deposit for the deduction of the rent payable by the Tenant, identified damages for breach of contract and any other costs that shall be borne by the Tenant. In the case of any remainder after completion of such deductions, the remainder of Security Deposit shall promptly be refunded by the Lessor to the Tenant. During the Rental Period, the Lessor does not have obligation to pay the Tenant any interest and capital occupation charges or any other costs of the same nature.

17. During the Rental Period, if the Tenant terminates the Agreement without statutory or agreed reason prior to expiry of Rental Period, the Lessor have the right to detain all the Security Deposit as liquidated damages to be paid by the Tenant, and the Tenant does not have right to request refund of Security Deposit.

18. Unless agreed in writing by the Parties otherwise, upon expiry of Rental Period or termination hereof, the Security Deposit shall be refunded to the Tenant in accordance with the relevant provisions of this Chapter within 30 calendar days after the Tenant perform its obligations hereunder, provided that the Rental Facilities are returned to the Lessor in the state provided hereunder.

Chapter V Repair and Maintenance of Rental Facilities

19. The Lessor and the Tenant acknowledge that,

During the Rental Period, under the precondition of the Tenant’s normal use of Rental Facilities and public facilities, all maintenance obligations thereof shall be borne by the Lessor, and the related costs and expense incurred therefrom shall be borne by the Lessor, except for the maintenance obligations that shall be borne by the utility providers or other competent authorities or other organizations in accordance with the relevant provisions. The Lessor shall, upon the Tenant’s request, assist the Tenant and utility providers or other competent authorities or other organizations in implementing relevant maintenance obligations.

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The repair and maintenance obligations of facilities and equipment invested and constructed by the Tenant (“Tenant’s Assets”) and related costs and expense incurred therefrom and risk-related losses shall be borne by the Tenant.

If a Party, who has repair and maintenance obligations in accordance with the Agreement, fails to take timely action to perform such obligations (such action will inevitably cause serious damage of leased land or Rental Facilities or seriously reduce their real value, or cause the Tenant to be unable to normally use Rental Facilities, or pose a threat to property or safety of life of the Tenant or its personnel), and fails to take action to perform its obligations to maintain and repair within 15 Business Days after written notice delivered by the other Party, the other Party shall have the right to take reasonable measures to maintain and repair, all related costs and expense incurred therefrom shall be borne by the Party who has repair and maintenance obligations, and have the right to request such Party to make full compensation for its losses (excluding loss of anticipated profits, and costs and expenses that shall be borne by the Party raising such request on its own).

20. During the Rental Period, based on the situation of damage of Rental Facilities and its appurtenances (excluding Tenant’s Assets), the Lessor is entitled to decide by itself to make maintenance of Rental Facilities and its appurtenances, and is entitled to determine maintenance contractor according to relevant laws and regulations and the Lessor’s rules and regulations. The Lessor shall conclude a contract with such maintenance contractor concerning such maintenance. The Lessor shall give a notice to the Tenant about the specific time of maintenance before such maintenance, and make best efforts to minimize the impact on the Tenant’s normal production and operation.

The Tenant shall, upon the Tenant’s reasonable request, provide the necessary assistance for repair and maintenance made by the Lessor.

21. From the Transfer Date, the Tenant shall, in accordance with the Agreement and the nature of Rental Facilities, make reasonable use of Rental Facilities (including but not limited to renovation works), and keep Rental Facilities and its appurtenances in good and tenantable state. The Lessor agrees that, it shall, before transfer of Rental Facilities and its appurtenances, provide necessary training for the Tenant’s equipment operator or provide necessary instructions for use of Rental

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Facilities and its appurtenances. The Tenant shall conclude property management services agreement with the Property Management Company concerning Rental Facilities and its appurtenances, and bear the full cost incurred therefrom, including but not limited to property management fees. During the Rental Period, for purpose of normal and reasonable use of Buildings and Venues, the Lessor and its Authorized Persons may enter Buildings and Venues to make inspection or check the state and circumstances thereof (including state and circumstances of the Tenant’s actual use thereof) provided that the Tenant allows such action and the Lessor and its Authorized Person are accompanied by the Tenant’s persons concerned.

22. If the Lessor reasonably believes that an emergency occurs that may cause great damage to or significant adverse impact on Rental Facilities, it has the right to make prompt access to Buildings and Venues and take appropriate action.

Chapter VI Damage of Buildings and Venues

23. In the case of occurrence of incident that may cause great damage to Buildings and Venues or Rental Facilities, the Tenant shall give a written or oral notice to the Lessor about the nature or description of such incident immediately (not more than eight hours) after the time of such occurrence. If Tenant informs Lessor by written notice, the written notice should be sent to Lessor by hands; if Tenant informs Lessor orally, Tenant should call Lessor at 67881173. If Lessor change such contact number, it should inform Tenant 3 working days in writing before the change. For the purposes of this Chapter, great damage to Buildings and Venues or Rental Facilities (“Great Damage”) shall mean that an incident will inevitably cause serious damage of Buildings and Venues or Rental Facilities or seriously reduce their real value, or cause the Tenant to be unable to normally use Rental Facilities, or pose a threat to property or safety of life of the Tenant or its personnel.

24. If the damage to Buildings and Venues or Rental Facilities is caused by the Tenant and/or its persons and/or its Authorized Persons and/or other persons who have obtained the Tenant’s consent to enter Buildings and Venues or Rental Facilities.

24.1	The Tenant shall restore Buildings and Venues or Rental Facilities to its original state or mutually-recognized state during a reasonable period given by the Lessor, and shall bear the full cost incurred therefrom; and

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24.2	If the Tenant fails to restore Buildings and Venues or Rental Facilities to its original state or mutually-recognized state during such reasonable period, the Lessor has the right to make repair and maintenance thereof by itself or by way of commission, and the Tenant shall bear the full cost incurred therefrom. In the case of loss incurred by the Lessor caused by such damage or the Tenant’s failure or delay to make repair and maintenance (excluding the expected profit and the costs that shall be borne by the Lessor in accordance with the Agreement), the Lessor shall have the right to demand compensation from the Tenant.

24.3	The Tenant shall be responsible for all the litigation, claims, losses, damages, penalties and legal liability resulting from damage of Buildings and Venues or Rental Facilities which is caused by the Tenant, as well as the costs and expenses occurred therefrom.

25. If it is necessary to employ external professional bodies to assess the damage to Buildings and Venues and/or to provide professional services, the Lessor shall seek prior consent (which will not be unreasonably withheld by the tenant) of the Tenant concerning such employment. If the external professional bodies identify that there is damage to Buildings and Venues and that such damage is caused by the Tenant and/or its persons and/or its Authorized Persons and/or other persons who have obtained the Tenant’s consent to enter Buildings and Venues or Rental Facilities, the Tenant shall bear the costs of such employment, as well as the full cost for investigation. If the external professional bodies identify that there is not damage to Buildings and Venues or that such damage is not caused by the Tenant and/or its persons and/or its Authorized Persons and/or other persons who have obtained the Tenant’s consent to enter Buildings and Venues or Rental Facilities, the Lessor shall bear the costs of such employment, as well as the full cost for investigation.

26. If the damage is not damage to Buildings and Venues or that such damage is not caused by the Tenant and/or its persons and/or its Authorized Persons and/or other persons who have obtained the Tenant’s consent to enter Buildings and Venues or Rental Facilities, the Lessor shall bear the costs of repair and maintenance. Upon occurrence of the damage of Buildings and Venues or Rental Facilities, the Lessor shall begin to make repair and maintenance thereof in a reasonable period of time. If the Lessor fails to begin to make repair and maintenance thereof in such period, the Tenant has the right to make repair and maintenance thereof by itself or by way of commission, and the Lessor shall bear the full cost incurred therefrom. In the case of loss incurred by the Tenant caused by such damage or the Lessor’s failure or delay to make repair and maintenance (excluding the expected profit and the costs that shall be borne by the Tenant in accordance with the Agreement), the Tenant shall have the right to demand compensation from the Lessor.

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Chapter VII Public Facilities

27. The Lessor shall provide Rental Facilities that have access to water, electricity and sewage, and pay the construction charges, connection fees and maintenance costs relating to the public facilities. However, the Lessor is not responsible for the continuity of supply thereof, or the quality of public facilities provided by the public facilities providers for Buildings and Venues.

28. During the Rental Period, the Tenant shall bear the fees for all public facilities used by it (including but not limited to, water, electricity, gas, heat, communications fees), and the costs and operating expenses relating to business development in the Buildings and Venues and Rental Facilities. However, the Lessor shall pay all the taxes and fees relating to Buildings and Venues and Rental Facilities that shall be assumed by the Lessor according to the Laws.

Chapter VIII Payment of Other Fees

29. During the Rental Period, water fees, electricity fees, air-conditioning management fees, heating costs, telephone charges, Internet communication fees, as well as all the other costs arising from production and operation or office, shall be borne by the Tenant on its own.

30. For the purposes of payment of the costs referred to in Article 29 hereof, the Tenant shall enter into a written agreement with relevant energy or services providers, and the Lessor shall provide the appropriate assistance.

31. During the Rental Period, if the Tenant requests a higher capacity of water, electricity and / or sewage disposal facilities and / or other public facilities services, or additional types of public facilities, the Lessor may arrange additional connection and ail costs incurred therefrom shall be borne by the Tenant, provided that the. following conditions are met at the same time:

31.1	The Tenant gives a prior notice to the Lessor and obtain the consent of the Lessor’s; and

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31.2	The Tenant provides necessary application to public facilities providers and the Lessor provides necessary assistance for applying to the relevant government departments for approval; and

31.3	The Tenant pays extra project connection costs, enlargement charges or other costs charged by the relevant government departments relating to extra connection and / or enlargement of such public facilities; and

31.4	The Tenant pays the installation costs and maintenance costs for connection of such public facilities.

Chapter IX Use of Buildings and Venues

32. The Rental Facilities of which the Lessor is responsible for the construction are used for industrial purposes, rather than as a residence or commercial purposes. The Tenant ensures that it will use the Buildings and Venues for the purposes approved by the government departments (that is, for purposes of industrial production and warehousing logistics), or for ancillary office and other purposes permitted by the government departments in accordance with the Laws

33. The Tenant shall take reasonable measures to deal with industrial waste and refuse in accordance with the provisions of the Laws.

34. During the Rental Period, the Tenant shall, in its operations, comply with the environmental laws and regulations relating to the use of Buildings and Venues required by the government departments, and the safety standards, regulations and guidelines reasonably required by the Lessor. The Tenant shall, upon request of the government departments and / or the Lessor, take reasonable measures to prevent violation of such environmental laws and regulations, safety standards, regulations and guidelines, and to reduce air pollution, noise pollution, water pollution or other contamination, and the full costs shall be borne by the Tenant on its own. Before the Tenant carries out operation activities in Buildings and Venues, it must obtain the corresponding license (including but not limited to circumstances permit) issued by the government departments in accordance with the requirements of relevant laws and regulations, and the Lessor shall provide the necessary assistance to the Tenant in order to the Tenant obtaining such permits.

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35. The Tenant shall not:

35.1	conduct, or allow to be conducted, any dangerous or illegal activities in the Buildings and Venues; or

35.2	allow anyone living in the Buildings and Venues; or

35.3	retain, or allow to be retained, any animal in the Buildings and Venues.

35.4	change the architectural layout, gardens and landscapes in the Building Land, and the ground or driveway in the Buildings and Venues, unless the prior written consent of the Lessor.

36. If the Lessor reasonably believes that the following consequences may occur, the Tenant can neither place in an arbitrary or dangerous manner, nor allow to be placed in an arbitrary or dangerous manner, any article in the Buildings and Venues or any part thereof:

36.1	In the case of property damage or personal injury; or

36.2	In the case of hindrance of the performance of the Lessor’s obligations hereunder; or

36.3	In the case of any obstruction or damage in the Buildings and Venues.

37. The Tenant may not use or store any dangerous goods or explosives, or allow to be used or be stored, in the Buildings and Venues without the prior written consent of the Lessor and government departments (if necessary). Otherwise, the Tenant shall compensate the Lessor for all losses and damages incurred by such use and storage and any claims and litigation thereof. The Tenant use or store any dangerous goods or explosives in accordance with the provisions of the Laws.

38. The Tenant shall remove and clear any article that violates the Agreement from the Buildings and Venues in accordance with the instructions of the Lessor, and the costs incurred therefrom shall be borne by the Tenant on its own.

39. If the Lessor reasonably believes that the following circumstances may happen to any activity, the Tenant may not conduct, or allow to be conducted, such activity in the Buildings and Venues:

39.1	Any activity may affect the operating or other legal rights of the Lessor or adjacent or nearby site occupant. In this case, the Tenant must take the necessary measures to avoid a violation of the obligations hereunder and / or a circumstance that may affect such legal rights.

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40. The Lessor is not be responsible for any loss, damage or inconvenience incurred by the Tenant arising from any act such as obstruction, disturbance or conflict of adjacent or nearby site occupant. However, the Lessor shall, based on the identity of the owner, assist the Tenant in requiring such adjacent or nearby site occupant to eliminate obstruction, disturbance or conflict.

41. The Tenant shall use Rental Facilities in accordance with the design load listed in User’s Requirement and Technical Specification. The Tenant may not use or increase load to the wall, roof or structure of Rental Facilities. Such use or load increase will cause tension injury to Rental Facilities or affect structural components, frame structure, roof, foundation, joist and outside wall relating thereto.

42. The Tenant shall, if necessary, additionally construct suitable basis for machinery and equipment in Rental Facilities and Buildings and Venues in accordance with prior written consent of the Lessor and government departments obtained by the Tenant. The full cost incurred therefrom shall be borne by the Tenant.

43. The Tenant accepts and understands the following circumstances of the Buildings and Venues: baseboard, drainage and driveway are directly constructed on the venues, user pipes are paved in the venues; as time goes on, after the grounds in, on or near the Buildings and Venues are compacted, settlement, subsidence and cracks may happen to such grounds. Such settlement, subsidence and cracks must comply with regulatory requirements in China.

44. The Tenant accepts and understands the following circumstances of the Rental Facilities: flooring block of grounds / production areas are supported by the foundation systems, and the designed foundation systems only support the given load listed in User’s Requirement and Technical Specification; as time goes on, after the grounds in, on or near the Buildings and Venues are compacted, settlement, subsidence and cracks may happen to such grounds. Such settlement, subsidence and cracks must comply with regulatory requirements in China.

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45. The Lessor is not responsible for any loss, damage or inconvenience incurred by the Tenant or any other person, arising from settlement or cracks of flooring block, baseboard or drainage of any grounds / production areas, or floor board, flooring block or baseboard of Rental Facilities and Buildings and Venues caused by the Tenant’s use exceeding the ground load listed in User’s Requirement and Technical Specification.

46. The Tenant shall use Rental Facilities in accordance with the designed electric power load listed in User’s Requirement and Technical Specification. Without the prior written approval of the Lessor, the Tenant may not change, modify or hinder the existing power load, fixtures and equipment within or near the Buildings and Venues.

47. The Tenant may not conduct, or allow to be conducted, any activity that may cause the followings:

47.1	Any activity may affect the structural stability of Rental Facilities and the safety of Buildings and Venues; or

47.2	Any activity may affect fire safety of Buildings and Venues; or

47.3	Any activity may cause fire danger or other dangers of Buildings and Venues.

48. The Tenant shall abide by fire safety requirements of the Laws and government departments. If fire safety equipment installed the Lessor (including part of the Lessor’s devices) must by changed for purpose of the Tenant’s production and operation, the Tenant shall bear the full cost incurred therefrom on its own, and such changes must meet the following conditions:

48.1	To abide by the provisions of laws and regulations;

48.2	To obtain the prior written consent of the Lessor’s and the approval of government departments (if necessary);

48.3	To make such changes compatible with devices of the Lessor, but fire safety equipment installed by the Lessor previously (including any of the Lessor’s devices or part thereof) and the installation of such fire safety equipment must comply with fire safety laws and the relevant norms and standards;

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48.4	The Tenant is responsible for maintenance costs thereof.

Chapter X Insurance

49. Within 15 calendar days after transfer of Rental Facilities and the Lessor obtaining a certificate of housing ownership of Rental Facilities, the Lessor shall purchase property insurance comprehensive insurance, and ensure that the above insurance is effective for the Rental Period. Ail costs and charges incurred therefrom shall be borne by the Lessor. In the case of insured event of Rental Facilities, the insurance indemnity received by the Lessor shall first be used for payment of restoration costs of Buildings and Venues. The Lessor shall, in the third quarter of each year, provide a copy of the current-year insurance policy to the Tenant. Within 15 calendar days from Lease Commencement Date, the Tenant shall, of its own, purchase relevant insurance for all machinery and equipment and facilities whose ownership belongs to the Tenant.

Chapter XI Decoration and Alteration of Buildings and Venues

50. Upon the Agreement coming into force, the Tenant may, as legitimate use of Rental Facilities, carry out decoration of the office building and assume the full cost thereof its own. The Tenant shall be responsible for employ the contractor of decoration works and pay the full cost thereof.

51. Before the beginning of decoration, the Tenant shall obtain prior written confirmation of the Lessor on the design and construction program of such decoration, and pay Decoration Deposit in cash, to the Lessor or its Authorized Person or the Property Management Company, equaling to the amount determined pursuant to the measured total Floor Area of the office building in accordance with the standard of 10 RMB Yuan / sq m within the time specified by the Lessor. If the Tenant fails to carry out decoration in accordance with design and construction program confirmed by the Lessor in writing, and / or in the case of damage of Buildings and Venues arising from the Tenant’s decoration, the Lessor has the option to have priority on Decoration Deposit to be paid by the Tenant to cover liquidated damages or damages. If the Decoration Deposit is not enough to compensate for the same, the Tenant shall pay the shortage within the time specified by the Lessor.

52. If the Tenant desires to alter the Buildings and Venues (including but not limited to decoration carried out by the Tenant), the Tenant shall obtain the written consent of the Lessor’s (which will not be unreasonably withheld) prior to such alteration. The Lessor may require the Tenant to agree to abide by some reasonable conditions, including but not limited to:

52.1	The Tenant shall, upon the termination or dissolution hereof, restore Buildings and Venues to its original state and then return the same to the Lessor in accordance with the relevant provisions hereof.

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52.2	Prior to the beginning of alterations, the Tenant shall submit, to the Lessor and government departments, the plans of such alterations to apply for the written approval. After receipt of relevant approval from the Lessor and government departments, the Tenant shall, in accordance with the approved plans of alterations, carry out alterations by the reasonable way, to ensure that minimize the alteration damage to Buildings and Venues and surrounding land (except approved by the Lessor otherwise).

52.3	The Tenant is responsible for the maintenance of the Lessor’s Buildings and Venues altered by the Tenant, and the costs incurred therefrom shall be borne by the Tenant, except agreed by the Parties in writing otherwise.

52.4	If the Tenant constructs any building in the courtyard of project land without the written consent of the Lessor, all property rights of such building shall vest in the Lessor, and the Tenant shall be responsible for the following costs:

(1)	The increased rent arising from such increased buildings;

(2)	The increased real estate taxes and other taxes and fees arising from such increased buildings (including sales tax, urban maintenance and construction tax and surtax for education expenses).

53. The Agreement is a lease agreement for the first phase of the NXP Semiconductors (Beijing) Ltd New Plant Project. The customized lease matters of the second phase construction of the Project shall be confirmed by a written agreement signed by the Parties separately.

Chapter XII Renovation in Order to Enter the Buildings and Venues

54. The Tenant accepts Buildings and Venues and acknowledges that: during the Rental Period, if it is necessary to carry out the renovation works, the Lessor has the right to carry out renovation works in

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Buildings and Venues, but the Lessor shall give at least a 30 calendar days written notice to the Tenant about start working of such renovation works. If the Lessor and / or its Authorized Persons enter Buildings and Venues, the Lessor shall ensure that its Authorized Persons take reasonable measures to avoid or reduce, to the best of one’s abilities, the impact that renovation works may cause on the normal production and operation activities of the Tenant. The Tenant shall, upon reasonable demand of the Lessor, properly perform its obligations as follows in accordance the Agreement (if necessary) and bear all related costs of its own within a reasonable period of time specified by the Lessor:

54.1	Removal, relocation or change of any or all of the facilities of the Tenant;

54.2	Removal or relocation of any existing property of the Tenant or its Authorized Person in the Buildings and Venues;

If the Tenant fails to perform its obligations hereunder, the Lessor shall have the right to remove, relocate, re-arrange and / or alter any or each of the facilities and goods of the Tenant on behalf of the Tenant (without prejudice to any other rights or remedies of the Lessor hereunder). All reasonable costs incurred therefrom shall be deemed as the Tenant’s debt payable to the Lessor.

Chapter XIII Ownership, Obligations and Responsibilities

55. The Lessor ensures that it has the right to lease the Buildings and Venues, and will abide by its obligations under the Agreement.

56. The Tenant ensures to abide by its obligations under the Agreement.

57. If the Tenant occupies any region beyond the borders of the Buildings and Venues, the Tenant shall, immediately or within a reasonable period of time specified by the Lessor (if any), correct and withdraw such occupation and bear the full cost incurred therefrom of its own.

58. Unassignable: during the Rental Period, the Tenant may not assign, transfer or partition the rights and interests herein without the prior written consent of the Lessor, except provided herein otherwise. During the Rental Period, the Tenant agrees that, without prejudice to lease right of the Tenant hereunder, the Lessor may transfer all or part of the rights and obligations to the Lessor’s wholly-owned subsidiary company or holding subsidiary company, and such three parties shall sign a

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separate written agreement thereon. Without the prior written consent of the Tenant, the Lessor may not assign, transfer or partition the ownership of Rental Facilities or the interests herein to any other third party.

Upon obtaining the prior written consent of the Lessor, the Tenant may sublet Rental Facilities to its affiliated companies and / or business partners (called be the “Sublessee”), provided that the Tenant shall give at least 15 Business Days prior notice to the Lessor about the situation of the Sublessee (including but not limited to, its relationship with the Tenant, the business content, assets, etc.). The Tenant shall still perform its obligations and assume its responsibilities under the Agreement and the “Build to Suit and Pre-Lease Agreement” to the Lessor. For the Sublessee’s act relating to Rental Facilities, the Tenant shall perform its obligations and assume its responsibilities in accordance with the provisions of the Agreement and the “Build to Suit and Pre-Lease Agreement” to the Lessor. The affiliated companies and / or business partners of the Tenant shall mean the Tenant’s affiliated companies that meet the requirements of industrial policies of the development zone and produce the similar products, lie in the upstream and downstream of industry chain of similar products.

59. A Party hereto shall, within one month from the date of change of its name and / or registered address, send the following written documents to the other Party:

a)	a written notice of change of name and / or registered address; and

b)	a new copy of business license.

60. The Lessor is not responsible for loss of or damage to the Tenant or its employees, agents or other Authorized Persons and / or the Tenant’s property arising from breakage or defect of any part of Rental Facilities or Buildings and Venues, unless such breakage or defect is due to quality defect of Buildings and Venues or willful intention or gross negligence of the Lessor or its employees, agents or other Authorized Persons.

61. Apart from the reasons attributable to the Lessor, the Tenant shall be responsible for compensation for economic loss, injury of or damage to person or movable or immovable property in Buildings and Venues or Rental Facilities arising from the following:

a)	Occupation or use of the Buildings and Venues; or

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b)	Any willful intention, negligence or default of the Tenant and/or its persons and/or its Authorized Persons, and/or other persons who have obtained the Tenant’s consent to enter Buildings and Venues or Rental Facilities; or

c)	Violation of the Tenant’s obligations under the Agreement and the “Build to Suit and Pre-Lease Agreement” and other relevant agreement / contract.

In addition, the Tenant shall be responsible for compensation for all the losses suffered by the Lessor arising from such reasons (excluding the expected profit and the costs that shall be borne by the Lessor in accordance with the Agreement), damages, penalties and liabilities.

62. Similarly, the Lessor shall be responsible for compensation for economic loss, injury of or damage to person or movable or immovable property in Buildings and Venues or Rental Facilities arising from the following:

a)	A major defect or other serious quality problems of the Buildings and Venues or Rental Facilities; or

b)	Any willful intention, negligence or default of the Lessor and/or its employees and/or its Authorized Persons; or

c)	Violation of the Lessor’s obligations under the Agreement and the “Build to Suit and Pre-Lease Agreement” and other relevant agreement / contract.

In addition, the Lessor shall be responsible for compensation for all the losses suffered by the Tenant arising from such reasons (excluding the expected profit and the costs that shall be borne by the Tenant in accordance with the Agreement), damages, penalties and liabilities.

Chapter XIV Return of the Buildings and Venues; Extension of the Rental Period

63. If the Tenant does not renew the Rental Facilities upon the expiration of the Rental Period, the Tenant shall, within 15 days after such expiration or within the specified time after termination hereof, organize evacuation of all the relevant personnel from Rental Facilities and Buildings and Venues,

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and remove, from Rental Facilities, all the equipment, facilities, devices and other items owned and managed by the Tenant for purpose of production, operation and office and for other allowed purposes, by a reasonable way without damage or causing smallest damage to Rental Facilities and Buildings and Venues, and restore Buildings and Venues or Rental Facilities to its original state (excluding the natural wear and tear due to use) and then return the same to the Lessor. During the course of removal of the Tenant, all direct economic losses caused by willful or negligent acts of the Tenant shall be borne by the Tenant.

The Tenant shall return the Buildings and Venues that meet the agreed state and where there is no facility of the Tenant’s, occupier or any kind of goods.

64. If, upon the termination hereof or the expiration of the Rental Period without renewal, the Tenant fails to return the Buildings and Venues within a time specified herein not due to the Lessor’s reasons,

64.1	The Tenant is considered to occupy Buildings and Venues without authorization of the Lessor, and there is no extension or renewal of the lease hereunder;

64.2	The Tenant shall, for a period of from the date when the Tenant shall return Buildings and Venues until the actual return day thereof pursuant to Article 66 hereof, pay the rent amounting to double of monthly rent that apply upon the termination hereof or the expiration of the Rental Period.

64.4	The Tenant shall pay all the amounts payable but unpaid and interest thereof (including but not limited to unpaid rent, property management fees, liquidated damages or compensation); and

64.5	The Tenant shall be responsible for all losses suffered by the Lessor arising from the Tenant’s failure to return Buildings and Venues on time, and for well-grounded claims against the Lessor.

65. If the Tenant fails, in accordance with the Agreement, to organize the personnel evacuation or removal of equipment, facilities, devices and other items, and / or to restore Buildings and Venues to its original state, and / or to compensate for damage to Buildings and Venue, personal injury or harm of the Lessor due to willful or negligent act of the Tenant, the Lessor has the right (but not the

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obligation) to perform the obligations of the Tenant on behalf of the Tenant and the Tenant shall be responsible for all the costs incurred therefrom, The Lessor has the option to first conduct deduction of the cost to be borne by the Tenant from the Security Deposit.

66. When the Lessor exercises its rights hereunder to restore Buildings and Venues to the agreed state on behalf of the Tenant, the Tenant shall give up all its rights for the Lessor and compensation for all losses arising from damage to Buildings and Venues and personal injury due to willful or negligent act of the Tenant, and / or for the cost arising from the Lessor’s disposal of facilities, property and goods remained by the Tenant in the Buildings and Venues.

The facilities, property and goods remained by the Tenant in the Buildings and Venues after returning Buildings and Venues to the Lessor, shall vest in the Lessor, and be the Lessor has the right to dispose of the same of its own. The Tenant shall neither claim any rights nor request payment of any cost to the Lessor.

67. The Parties hereto shall, on the agreed date or the last day of returning Buildings and Venues, jointly survey the Buildings and Venues in order to ensure that the Tenant has returned Buildings and Venues in accordance with the Agreement and perform its obligations hereunder.

68. The Tenant shall, within three calendar months prior to the expiration of the Rental Period, or from the date of termination hereof, allow the possible future tenant accompanied by the Lessor and the Tenant or its Authorized Persons to enter the Buildings and Venues for survey in a reasonable period of time. However, the Lessor must give at least three calendar days prior written notice to the Tenant. Such survey may not cause significant impact on normal production and operation activities of the Tenant.

69. Under the precondition that the following conditions are met at the same time, the Tenant has a option to renew the lease for many times. The rental term of each renewal shall be 5 consecutive years from the expiry of Rental Period.

69.1	Prior to the expiration of the Rental Period, the Tenant shall give at least 3 months written notice to the Lessor, to inform its willingness to extend the Rental Period; and

69.2	No major default events occurs to the Tenant; and

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69.3	The terms and conditions of the renewal agreement shall be consistent with the terms and conditions of the Agreement (other than the Rental Period and rent) and be signed by the Parties separately in writing; and

69.4	The continuous renewal right of the Tenant shall be not exercised in a discontinuous manner any other way that may infringe the rights and interests of the Lessor, otherwise the Lessor is entitled to decide by itself to refuse the renewal; and

69.5	During the renewal period, the rent is still the total of house lease use fees and property management fees. The floating up or down or remaining of rent criteria for renewal period shall make reference to the average price of industrial plant rental market in BDA in the same period (including house lease use fees and property management fees). The Lessor agrees that the adjustment range of rent criteria for renewable period shall not exceed ±5% of the rent criteria (including house lease use fees and property management fees) for the last Rental Period applicable to lease of Rental Facilities hereunder. The actually-implemented rent criteria shall be determined by the Parties through consultation. The terms and conditions of the renewal agreement shall be agreed in writing and be signed by the Parties separately; and

69.6	Other reasonable conditions agreed by the Parties are met.

70. In the case of conformity with Article 68 of the Agreement, the Lessor shall complete the signature of renewal contract with the Tenant within 10 Business Days after the Tenant giving written renewal notice.

Chapter XV Termination of the Agreement

71. Termination of the lease:

71.1	The Agreement shall be terminated upon the expiration of Rental Period or renewal period. The Parties may not dissolve the lease legal relationship upon the expiration of Rental Period, unless a material breach hereof by a Party occurs or a force majeure event lasts more than 60 calendar days. However, in the case of a material breach hereof by a Party, the other Party has the right to terminate the Agreement.

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71.2	After Lease Commencement Date, in the case of termination of the lease arising from a material breach hereof by the Tenant, or in the case of a material breach hereof by the Tenant,

71.2.1	The Tenant shall, within a period specified by the Lessor, pay all rent payable but unpaid and other costs that shall be borne by the Tenant (upon termination of the lease, the rent shall be calculated until the actual return date of Buildings and Venues in accordance with the Agreement or the Lessor’s requirement); and

71.2.2	In the case of termination of the lease arising from a material breach hereof by the Tenant, the Lessor has the right to confiscate the full Security Deposit. If the Tenant has not delivered the Security Deposit, the Lessor has the right to require the Tenant to pay liquidated damages amounting to the amount of Security Deposit, i.e. RMB 3 million Yuan; and

71.2.3	In the case of a material breach hereof by the Tenant but no termination of the lease occurs, the Lessor has the right to require the Tenant to continue to perform its obligations hereunder and to pay the Lessor liquidated damages amounting to the amount of Security Deposit, i.e. RMB 3 million Yuan; and

71.2.4	In the case of termination of the lease arising from a material breach hereof by the Tenant, the Tenant shall, within 15 calendar days from termination hereof, remove from Rental Facilities and Buildings and Venues and return the same to the Lessor. Upon the expiry of lease, the Lessor has right to re-enter Buildings and Venues and dispose of the Tenant’s property in Buildings and Venues, and the Tenant may not raise any objection thereto at any time and under any condition; and

71.2.5	The Tenant shall pay the interest at an interest rate of five per ten thousandths (0.05%) of the amount payable but unpaid for each late day, for the period from Due Date for Payment to the Lessor’s receipt of the full payment; and

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71.2.6	In addition to such liquidated damages, in the case of any other losses suffered by the Lessor arising from a material breach hereof by the Tenant, the Tenant shall compensate for other direct economic losses suffered by the Lessor (excluding loss of profits, and costs that shall be borne by the Lessor in accordance with the Agreement).

71.3	After Lease Commencement Date, in the case of termination of the lease arising from a material breach hereof by the Lessor, or in the case of a material breach hereof by the Lessor,

71.3.1	The Tenant has the right to unilaterally terminate the Agreement and shall, within three months from the termination hereof, organize evacuation of all the relevant personnel and remove, from Rental Facilities, all its equipment, facilities, devices and other items for purpose of production, operation and office and for other allowed purposes in accordance with the method specified herein, restore Buildings and Venues or Rental Facilities to its original state (excluding the natural wear and teat-due to use) and then return the same to the Lessor. However, the Tenant agrees to pay to the Lessor the rent for a period of such three months in accordance with the rent criteria specified herein.

71.3.2	The Lessor shall refund the Security Deposit to the Tenant within 7 Business Days after the Tenant completes the evacuation of all the relevant personnel and removal of all its equipment, facilities, devices and other items from Rental Facilities and returns the same to the Lessor in accordance with the method specified herein;

71.3.3	In the case of termination of the lease arising from a material breach hereof by the Lessor, the Lessor shall refund the Security Deposit to the Tenant in accordance with the above provisions, and pay liquidated damages amounting to the amount of Security Deposit, i.e. RMB3 million Yuan; and

71.3.4	In the case of a material breach hereof by the Lessor but no termination of the tease occurs, the Tenant has the right to require the Lessor to continue to perform its obligations hereunder and to pay liquidated damages amounting to the amount of Security Deposit, i.e. RMB3 million Yuan; and

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71.3.5	In addition to such liquidated damages, in the case of any other losses suffered by the Tenant arising from a material breach hereof by the Lessor, the Lessor shall compensate for other direct economic losses suffered by the Tenant (excluding loss of profits, payable rent for the period of removal specified in Section 71.3.1, and costs that shall be borne by the Lessor in accordance with the Agreement).

71.4	After Lease Commencement Date, in the case of any of the following circumstances, it is regarded as a refusal of the Tenant to continue the performance of the Agreement and it constitutes a material breach of the Tenant:

71.4.1	The Tenant fails to pay all or part of the rent payable and other payables within 30 calendar days after Due Date for Payment and fails to pay such amount within 15 calendar days from the date of written reminder from the Lessor;

71.4.2	In the case of damage of Buildings and Venues arising from willful or negligent act of the Tenant, the Tenant fails to remedy such damage within 30 calendar days after the date of notice given by the Lessor requiring such remedy;

71.4.3	The Tenant goes into insolvency or liquidation proceedings (whether compulsory or voluntary), or its business license is revoked or expires without renewal;

71.4.4	The Tenant gives a notice to the Lessor of intention of termination hereof without statutory or agreed reason.

71.4.5	The Tenant breaches its remedial obligations hereunder and fails to remedy such breach within a reasonable period of time in accordance with the Agreement or the Lessor’s requirements after receipt of written notice from the Lessor requiring remedy thereof;

71.4.6	The Tenant can not deliver Security Deposit to the Lessor in full and on time in accordance with the Agreement;

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71.4.7	The Agreement can not be performed because the Tenant refuses to perform its obligations hereunder without statutory or agreed reason;

71.4.8	The Tenant is not allowed to enter the Rental Facilities by Building Land granter or other government departments due to the Tenant’s reasons or other reasons relating to the Tenant, in accordance with certain agreement binding upon the Tenant and / or Lessor, except clue to changes of national laws and regulations or policies.

71.5	After the Agreement coming into effect, in the case of any of the following circumstances, it is regarded as a refusal of the Lessor to continue the performance of the Agreement and it constitutes a material breach of the Lessor:

71.5.1	The Tenant can neither exercise its lease right hereunder nor make normal use of Rental Facilities arising from a third party’s exercise of the right, or the Lessor can not make the assignee of Rental Facilities to ensure that the Tenant may exercise the lease right and renewal right hereunder;

71.5.2	The Lessor disposes of ownership of Rental Facilities by way of sale, transfer or other forms without giving a notice to the Tenant of the right of preemption;

71.5.3	The Rental Facilities are sequestrated by judiciary departments or their use is restricted or prohibited by government departments due to the Lessor’s reason, which influences on the Tenant’s use of Rental Facilities;

71.5.4	The Lessor goes into insolvency or liquidation proceedings (whether compulsory or voluntary), or its business license is revoked or expires without renewal;

71.5.5	The Lessor breaches its remedial obligations hereunder and fails to remedy such breach within a reasonable period of time in accordance with the Agreement or the Tenant’s requirements after receipt of written notice from the Tenant requiring remedy thereof;

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71.5.6	The Lessor is not allowed to enter the Rental Facilities by Building Land granter or other government departments due to the Lessor’s reasons or other reasons relating to the Lessor, in accordance with certain agreement binding upon the Tenant and / or Lessor, except due to changes of national laws and regulations or policies.

71.5.7	The Tenant cannot continue to make normal use of Buildings and Venues due to the Lessor’s unilateral reason during the Rental Period (including renewal periods).

Chapter XVI Force Majeure

72. If, as a result of force majeure, either Party can not perform its obligation hereunder in whole or in part within the required time, the time limit of the performance hereof or the subordinate terms hereof shall be extended accordingly based on the influence of such force majeure. Force majeure including but not limited to a serious fire, severe weather, floods, earthquakes, plague or other infectious diseases, war, and any other causes of the natural forces (that is, an event or result that can not be foreseen, is inevitable and can not be overcome).

73. When the force majeure event occurs, the affected Party shall, in the shortest time (not more than 8 hours after the time of such occurrence), notify the other Party, and as soon as possible (not more than five calendar days after the time of such occurrence), provide sufficient evidence to the other Party evidencing the causes, nature and seriousness of such event.

74. In case of force majeure event, the Parties shall make the best effort to reduce to the minimum the impact of such event on the performance of the Agreement.

75. In case of force majeure event, and if such event lasts for a duration of more than 60 calendar days, the Parties are entitled to give 15 calendar days prior written notice of termination of the Agreement.

Chapter XVII Comply with Laws and Regulations; Dispute Resolution

76. The Parties shall abide by relevant Chinese laws and regulations, particularly in relation to:

76.1	Use of Buildings and Venues;

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76.2	Performance of the obligations hereunder of the Tenant and Lessor; and

76.3	Planning and environmental protection or safety relating to the Rental Facilities and / or Buildings and Venues.

77. The Tenant must, immediately (not more than two calendar days) after receipt of any notice from Government Agencies relating to Buildings and Venues, give a written notice to the Lessor thereof.

78. Conclusion, validity, construction and performance of the Agreement, as well as dispute resolution arising from or in connection with the Agreement shall be governed by Chinese laws.

79. In the case of any dispute arising from or in connection with the Agreement, including breach, termination, validity or interpretation of the Agreement, the Parties shall first try to resolve such dispute through friendly consultations. If such dispute is not resolved within 60 calendar days from a Party giving a notice to the other Party requiring consultation, the Parties agree to resolve such dispute through arbitration by the Beijing Arbitration Commission in accordance with the procedures and rules for arbitration in effect at the time. The arbitration is submitted to a panel of three arbitrators. The place of arbitration is in Beijing and arbitration language is Chinese. The arbitral award is final and binding upon the Parties. The arbitration expenses shall be borne by the losing party unless otherwise awarded by the arbitration organization.

80. When a dispute has arisen and is during the course of arbitration, in addition to the controversial matters, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

Charter XVIII Interest and Other Amounts

81. The Tenant shall pay the interest at an interest rate of five per ten thousandths(0.05%) of the amount payable but unpaid for each late day, for the period from Due Date for Payment to the Lessor’s receipt of the full payment.

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82. All amounts hereunder shall be paid in RMB.

83. The Lessor shall pay taxes and fees in connection with the Agreement that the Lessor shall pay in accordance with the Laws. If the Tenant constructs a building in Buildings and Venues resulting in government department increasing real estate taxes and other taxes and fees, the Tenant shall pay such increased taxes and fees to such government department. If such increased taxes and fees are levied on the Lessor, the Tenant shall repay the Lessor such taxes and fees paid by the Lessor.

84. The Tenant shall pay all costs, fees and taxes relating to its business activities, and guarantee that if the Tenant’s failure to pay the same will not affect or prejudice the interest of Buildings and Venues.

85. The Tenant shall pay taxes and fees in connection with the Agreement that the Tenant shall pay in accordance with the Laws.

86. Either Party shall bear its own legal costs incurred for negotiations, preparation and signing of the Agreement.

87. The Lessor shall ensure that, if necessary, registration record for the Agreement shall be handled at government department..

88. Either Party shall perform and carry out its obligations hereunder and bear its own associated costs.

89. When the breaching Party shall compensate all reasonable costs and expenses to the other Party pursuant to the Agreement, such compensation may not include loss of profits at any time.

Chapter XIX Other Rights and Obligations of the Tenant

90. Right of Preemption

90.1	During the Rental Period (including renewal periods), the Lessor is entitled to dispose of Rental Facilities by way of sale, transfer or other forms in accordance with the provisions of the laws and regulations, without prejudice to the Tenant’s rights hereunder.

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90.2	During the Rental Period (including renewal periods), if the Lessor disposes of Rental Facilities by way of sale, transfer or other forms, the Tenant has the preferential right to purchase such Rental Facilities under sale or transfer or dispose.

90.3	During the Rental Period (including renewal periods), if the Lessor disposes of Rental Facilities by way of sale, transfer or other forms, it shall give 60 calendar days prior written notice to the Tenant.

90.4	The Lessor agrees that it shall not, during the Rental Period (including renewal periods), sell or transfer all or part of Rental Facilities to the competitors of the Tenant.

90.5	If the Lessor transfers Rental Facilities and the Tenant fails to exercise its right of preemption, the Lessor shall enable the assignee to undertake that the assignee ensure the exercise of renewal right of the Tenant. If the assignee breaches the contract, the Lessor shall provide the necessary assistance for the exercise of renewal right of the Tenant.

91. Right of outdoor release of the Tenant’s name and corporate logo on Rental Facilities

During the Rental Period (including renewal periods), the Tenant may display its name and / or corporate logo on Rental Facilities. However, the specific location, form, size, etc. of placing and displaying shall be subject to the prior approval by government competent authorities and the written consent of the Lessor, and the full cost incurred shall be borne by the Tenant on its own. The Lessor shall provide the necessary assistance to the Tenant.

Chapter XX Miscellaneous

92. Any written notice involved in the Agreement shall be served in person or by mail.

93. Any notice between the Parties that revolves their rights and obligations hereunder shall be in writing. The effective date of such written notice shall be determined in accordance with the following provisions:

93.1	In the ease of delivery in person, the effective date is the date of delivering such notice at the recipient’s address;

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93.2	In the case of delivery by mail, the effective date is the seventh day from the date of putting such notice into the envelope showing the recipient’s address and sending out such notice with sufficient postage.

94. Each notice hereunder shall be sent to the address indicated on signature page or such address as the recipient notifies to the other Party at any time.

95. The following circumstances neither harm the rights of the Lessor nor act as waiver of such rights or claims for the Tenant’s breach hereunder.

95.1	The Lessor fails to or forgets to exercise its rights as the Lessor in accordance with the Agreement or Chinese laws and regulations;

95.2	The Lessor receives or accepts rent or other payments;

96. The following circumstances neither harm the rights of the Tenant nor act as waiver of such rights or claims for the Lessor’s breach hereunder.

96.1	The Tenant fails to or forgets to exercise its rights for the Lessor in accordance with the Agreement or Chinese laws and regulations;

97. If, at any time, any terms hereof or any part thereof is held legally invalid or become invalid, or unenforceable in any respect, the effectiveness of the remaining terms or the rest of such terms (to the extent of separability between the remaining terms and invalid or unenforceable terms, or between invalid or unenforceable terms and the rest thereof) will not be affected or damaged.

98. The contents of the “Build to Suit and Pre-Lease Agreement” that require observing and performance after the Agreement coming into force, the contents of the “Build to Suit and Pre-Lease Agreement” that it is still necessary to comply with and perform in accordance with the nature and purpose of the Agreement, and the contents of the “Build to Suit and Pre-Lease Agreement” that are not provided for in the Agreement, shall remain in full force and effect after the Agreement coming

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into force. Matters not provided for in the “Build to Suit and Pre-Lease Agreement” shall be subject to the provisions of the Agreement (if any). If certain matters are provided for in the “Build to Suit and Pre-Lease Agreement” and are also provided for in the Agreement, and in the case of any inconsistency between such provisions, the provisions of the Agreement shall prevail.

99. The Parties acknowledge that, the Agreement and matters in connection with the Agreement shall be governed by “Contract Law of People’s Republic of China”, “Property Law of People’s Republic of China”, “General Principles of The Civil Law of The People’s Republic of China”, “The Regulations of Beijing Economic-Technological Development Area” and other relevant laws and regulations of the PRC state and Beijing municipality.

100. The Agreement is made in Chinese and English. For each language version, the Agreement is separately made in eight originals, of which the Lessor holds five originals the Tenant holds three originals. Chinese texts and English texts of the Agreement are equally authentic. In the case of any conflict between Chinese texts and English texts, the Chinese text shall prevail.

101. All annexes to the Agreement are an integral part of the Agreement, and have the same legal force and effect with the body of the Agreement.

102. Matters not provided for in the Agreement shall be agreed by the Parties through consensus, and the Agreement shall be modified or amended correspondingly. All modifications and amendments shall be in writing and sealed by the Parties and signed by legal representative of the Parties or their duly authorized agent.

The Parties sign the Agreement on the date firstly set forth herein.

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Signature:

Registered Address: F/14 Bo Da Building, No. 15 Ronghua Zhong Road, BDA,100176

Telephone:

Fax:

Registered Address: No.1 Jiuxianqiao East Road, Chaoyang District, Beijing 100016

Telephone:

Fax:

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Annex I: General Map of Buildings and Venues

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